Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Amendment No. 2 to the Form S-4 and related proxy statement/consent solicitation/prospectus of Fortress Value Acquisition Corp. of our report dated August 26, 2020, relating to the balance sheet of Fortress Value Acquisition Corp. as of June 30, 2020, and the related statements of operations, changes in stockholders’ equity and cash flows for the period from January 24, 2020 (inception) through June 30, 2020, and to the reference to our Firm under the caption “Experts” in the Registration Statement and proxy statement/consent solicitation/prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
October 16, 2020